MANAGEMENT AGREEMENT

1.

Parties.   THIS MANAGEMENT AGREEMENT (the "Management Agreement"), is made as of August 18, 2005 (the "Effective Date") by and among Epic Financial Corporation, a Nevada corporation having an address at 7545 No. Del Mar Avenue, Suite 102, Fresno, California 93711 ("Epic"), Inkway Corporation, a Nevada corporation and wholly-owned subsidiary of Epic, having an address at 7545 No. Del Mar Avenue, Suite 102, Fresno, California 93711 ("Inkway"), on one hand, and AccuBrite Inc., a New York corporation, having an address at 7407 No. Woodson Avenue, Fresno, California 93711 ("AccuBrite") on the other hand (Inkway and AccuBrite, each a "Party" and collectively the "Parties").

2.

Purpose.  AccuBrite and Inkway have voluntarily agreed to enter into this Agreement in order to maximize the mutual benefits which they might realize under that certain Technology License Agreement, of even date herewith, by and among, Epic, Inkway and AccuBrite (the "License Agreement").

3.

Scope of Services.  AccuBrite shall provide executive management services for Inkway.  AccuBrite's services will include complete "P&L" responsibility and all components thereof, including, but not limited to, providing personnel to fill all pertinent executive positions for the direction of all operational (procurement of inventory, scheduling of production, and sales and marketing) and product development activities of Inkway.  Accu-Brite will also recruit and hire staff for all non-executive positions of Inkway and supervise and coordinate all of the work-related activities of such non-executive personnel of Inkway, all of whom shall be employees of Inkway and paid by Inkway.  Epic agrees to provide all cash management, banking and accounting activities for Inkway with all expenses related thereto being paid by Inkway; provided that, the executive personnel provided by AccuBrite shall have exclusive checking writing authority on the operating bank account maintained by Inkway, subject only to the ultimate supervision of the Board of Directors of Inkway.

In providing these executive management services to Inkway, AccuBrite shall provide such personnel, at its own expense, as it may deem reasonably necessary to fully perform such services.  The provision of such personnel, their positions and titles, shall be subject to approval by Inkway and Epic, which consent may not be unreasonably withheld.

4.

Term of Agreement.  This Agreement shall be effective commencing on August 15, 2005, through October 31, 2010, unless earlier terminated under paragraph 6 below. This Agreement will be automatically extended (with or without change) for additional successive one year (1) periods on such terms as the parties may agree in writing.

5.

Payment.  For services to be performed by AccuBrite during the term of this Agreement, the Inkway will pay AccuBrite consideration (the "Management Fee") as follows:  25% of all Net Revenue of Inkway, with the definition of "Net Revenue" being that contained in Paragraph 1.6 of the License Agreement.  The Management Fee shall be made in the form of cash advances from the available cash flow of Inkway.  Epic agrees to provide $20,000 per month to Inkway for cash advances to AccuBrite under this Management Agreement, if the cash flow of Inkway is not sufficient.  As soon as Inkway's cash flow permits it, such cash advances shall be paid monthly in an amount equal to 20% of Adjusted Gross Revenue of Inkway for the prior month, with the definition of "Adjusted Gross Revenue" being that contained in Paragraph 1.7 of the License Agreement.  All cash advances towards the Management Fee shall be reconciled with the actual Management Fee due at the time Inkway's annual audited financial statements are available.  Any adjustments between the cash advances and the Management Fee that may be due AccuBrite under this Management Agreement shall be made as soon as reasonably practicable following completion of Inkway's annual audited financial statements for each of Inkway's fiscal years, beginning as of the end of the fiscal year which starts November 1, 2005.  If there has been an overpayment of cash advances as reconciled against the Management Fee, future cash advancements and future Management Fees shall be adjusted accordingly. In connection with each such Management Fee, Inkway shall furnish a statement, in reasonable detail, setting forth the amount of Net Revenue received and its calculation of the royalties due to AccuBrite for such Management Fee.

6.

Termination.  This Agreement may be terminated before its expiration date specified in paragraph 4:

a.

Upon written notice by the non-breaching party specifying a material breach of this Agreement by the other party;

b.

Any act of dishonesty by one party against the other Party;

c.

Any willful and continual failure of AccuBrite, or any executive personnel provided by AccuBrite pursuant to this Management Agreement, to substantially perform its, or his, duties;

d.

The resignation or inability to serve of the current President/CEO of AccuBrite;

e.

Automatically upon the insolvency of Inkway or AccuBrite resulting in a petition in bankruptcy;

f.

Notwithstanding any notice of termination pursuant to subparagraphs (a) through (d), above, the Parties shall remain bound by the promises contained in paragraphs 16-27, below.

7.

Supplies and Equipment.  Inkway shall provide AccuBrite with reasonable access to the information, equipment, supplies and facilities necessary to enable AccuBrite to perform services under this Agreement.

8.

Expenses.  AccuBrite shall pay all expenses incurred in performance of the executive management services as provided for in this Management Agreement, including all draws, salaries or other compensation, and any and all income or other taxes thereon, paid or payable to the personnel provided by AccuBrite pursuant to this Management Agreement.

9.

Relationship Between Parties.  The parties intend that AccuBrite, and the personnel provided by AccuBrite pursuant to this Management Agreement, shall provide services to Inkway as independent contractors.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employee or employee between Inkway and AccuBrite, or any employee or agent of AccuBrite.  AccuBrite shall be solely and entirely responsible for AccuBrite's acts and the acts of AccuBrite's employees, agents or subcontractors.

10.

Control.  AccuBrite retains the sole and exclusive right to control or direct the manner or means by which the services described herein are to be performed, subject, however, to overall supervision by the Board of Directors of Inkway.

11.

Exclusive Arrangement.  It is intended that Inkway will have an exclusive right to AccuBrite's executive management services during the course of this Agreement. AccuBrite and its personnel provided by AccuBrite shall have the right to perform services for others during the term of this Agreement, only with the approval of Inkway.

12.

Time, Place and Performance of Work.  AccuBrite's services shall be rendered in a timely and professional manner at such places and during such hours as AccuBrite and Inkway may determine consistent with the needs of Inkway and shall be performed by employees, contractors or agents of AccuBrite. AccuBrite and Inkway agree that they will mutually develop and maintain an agreement setting forth in more detail the services to be provided by AccuBrite and the management of the business of Inkway (the "Operating Agreement").  The Operating Agreement will be in addition to and not replace, amend, cancel or supplement any provision of this Management Agreement or the License Agreement.

13.

Benefits.  Because AccuBrite is engaged as an independent contractor and not an employee, AccuBrite will not be eligible to participate in employee benefits or  other programs that are now or may be provided by Inkway to its employees.

14.

Taxes.  Because AccuBrite is engaged as an independent contractor and not an employee, no payment received by AccuBrite pursuant to this Agreement shall be subject to employment tax withholding, nor shall Inkway withhold or pay federal social security tax (FICA), Medicare tax, or federal or state income tax, or make contributions to the federal or state unemployment or disability insurance funds on behalf of AccuBrite.

15.

Insurance.  AccuBrite shall be solely responsible for maintaining insurance coverage applicable to AccuBrite's performance of services under this Agreement, including but not limited to workers' compensation, automobile, and general liability and property damage insurance. AccuBrite shall indemnify and defend Inkway against all liability or loss, and against all claims or actions based upon or arising out of damage or injury to persons or property caused by or sustained in connection with AccuBrite's performance of services under this Agreement.

16.

Arbitration.  Except for any legal action by a Party seeking injunctive relief under paragraph 20 below, AccuBrite and Inkway hereby consent to submit to final and binding of any and all disputes and controversies between AccuBrite and Inkway, or any of their respective employees, officers, agents, or representatives, including without limitation any claims relating to AccuBrite's engagement, claims for breach of contract, statute or public policy, or personal injury (tort).  Any dispute submitted to arbitration shall be decided by a single, neutral arbitrator, which shall be mutually selected by the parties not later than forty-five days after service of the demand for arbitration.  If the parties for any reason do not mutually select the Arbitrator within the forty-five (45) day period, then either party may apply to any court of competent jurisdiction to appoint a retired judge as the arbitrator.  Judgment on an award issued by the arbitrator may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all costs incurred as a result of the arbitration, including without limitation, filing fees, attorneys' fees, compensation paid to the arbitrator and costs of transcripts.

17.

Proprietary Information.

a.

AccuBrite's work for Inkway will bring AccuBrite and Inkway into contact with valuable business, technical and trade secret information that has been discovered or accumulated by the other Party or its affiliates through the expenditure of substantial time, effort and expense, and provides a competitive advantage ("Proprietary Information").

b.

Proprietary Information includes confidential information and trade secrets owned by each of the Parties, including but not limited to:

(1)

Customer needs, customer requirements, the services rendered or proposed to customers, and fees charged or proposed to customers;

(2)

Financial, sales and marketing data relating to the Party, the industry or other areas pertaining to Party's activities or contemplated activities including, without limitation, marketing plans, business strategies, development plans and strategies, sales, profits, financial and/or accounting information and techniques, and non-public cost and pricing information;

(3)

Research, development, inventions, specifications, designs, ideas, methods, processes, technologies, and know-how, whether or not patentable, copyrightable, or otherwise protected by law, conceived or made by AccuBrite or others engaged to work on behalf of Inkway, individually or jointly with others;

(4)

Inkway's relations with its employees, including without limitation, salaries, job classifications and skill levels;

(5)

Any other information designated by either Party to be confidential, secret and/or proprietary.

c.

Such information is confidential regardless of whether it is merely remembered, embodied in tangible form, developed in whole or part by the Party asserting confidentialty, or whether it is provided to the other Party.  However, Proprietary Information does not include information, which has been made publicly available or otherwise placed in the public domain by means that do not violate this Agreement or similar agreements between the Parties and others.

d.

The Parties agree that at all times, each will protect, safeguard and keep secret the Proprietary Information; use Proprietary Information only in connection with AccuBrite's work for Inkway; disclose Proprietary Information only to those employees or agents of Inkway or AccuBrite, as the case maybe, with a "need to know" the same for use in connection with their duly authorized duties as employees or agents of Inkway or AccuBrite; and refrain from using Proprietary Information for any purpose whatsoever, without proper authorization therefor.

e.

The Parties each agree to refrain from using Proprietary Information for its own benefit, or for the benefit of any third party, and will not directly or indirectly disclose or reveal it, in any manner, to any person or entity both during and after the termination of this Agreement.  In particular, AccuBrite will not use Proprietary Information to solicit, encourage or in any way influence any of Inkway's customers to divert their business from Inkway.

18.

Non-Solicitation.  Each of the Parties specifically agrees that during the term of this Agreement and for a period of one (1) year thereafter, it will not directly or indirectly, either for itself or for any other person, solicit or encourage any person employed by or engaged to render services on behalf of the other Party to leave that Party or engage in any activity contrary to other Party's interests.

19.

Products and Documents.  AccuBrite hereby acknowledges and agrees that the results of all services provided pursuant to this Agreement are the sole and exclusive property of Inkway.  Upon request or upon the termination of this Agreement, AccuBrite shall promptly deliver to Inkway all notes, writings, lists, files, reports, correspondence, tapes, cards, maps, machines, technical data or any product or document (whether maintained in tangible documentary form, or in computer memory or other electronic format) which AccuBrite or AccuBrite's employees, agents or subcontractors produced or received while performing services pursuant to this Agreement.

20.

Injunctive Relief.  Each of the Parties acknowledges that violations of paragraphs 17, 18 and 19 would cause irreparable injury.  Therefore, each of the Parties agrees that in addition to any other remedies available, and without being required to prove actual damages or being required to post any bond or undertaking, either Party shall be entitled to obtain an injunction to prevent any actual or threatened use or disclosure of Proprietary Information, or to otherwise enforce the provisions of this Agreement.

21.

Compliance with Laws.  In performing services under this Agreement, AccuBrite promises to comply with all applicable federal, state, county and city laws, ordinances and regulations.

22.

Assignment/Subcontracting.  This Agreement is assignable by Inkway  or by AccuBrite only with the written consent of the other Party.

23.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of  Nevada and the provisions of Paragraph 10 of the License Agreement are hereby incorporated by this reference.

24.

Notices.  All notices or other communications provided for in this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally or (ii) by the mailing of such notice by registered or certified mail, postage prepaid, to the parties at the addresses set forth above in Paragraph of this Management Agreement (or to such other address as one party designates to the other in writing).

25.

Reformation/Severability.  If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, so adjusted, shall be deemed a provision of this Agreement as though originally included therein.  In the event the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included.  In either case, the remaining provisions of this Agreement shall remain in effect.

26.

Entire Agreement.  This Agreement is the entire agreement between the parties relating to the engagement of AccuBrite by Inkway.  This Agreement supersedes and terminates all prior agreements, whether oral or written, between Inkway and AccuBrite, except for the License Agreement.

27.

Amendments.  No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by the parties hereto.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Management Agreement as of the Effective Date.

AccuBrite Inc., a New York corporation	Inkway Corporation a Nevada corporation
By: /s/ Lennie M. Greene	By: /s/ Rodney R. Ray
Name: Lennie M. Greene	Name: Rodney R. Ray
Title: Chief Executive Officer	Title: President and CEO

for purposes of Sections 4 and 5 only Epic Financial Corporation, a Nevada corporation
By: /s/ Rodney R. Ray
Name: Rodney R. Ray
Title: President and CEO